Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedules of Xcel Energy Inc. and subsidiaries and the effectiveness of Xcel Energy Inc. and subsidiaries’ internal control over financial reporting dated February 24, 2012, appearing in the Annual Report on Form 10-K of Xcel Energy Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
December 21, 2012